William E. Cooper

Attorney at Law
9630 Clayton Road
Saint Louis, Missouri 63124
314-581-4091 bcooper@alliedcos.com

August 29, 2013

Ronald E. Alper, Esq.
Staff Attorney
United States Securities and Exchange Commission
Division of Corporation Finance
Washington, D.C. 20549

Re:          Goldfields International Inc.
Form 10-K for the Fiscal Year Ended January 31, 2013
Filed April 25, 2013
File No. 000-49996

Dear Mr. Alper:

Goldfields International Inc. acknowledges receipt of your comments dated August 27, 2013.  We will respond to your requests within ten (10) business days or September 10, 2013.

Sincerely,

/s/ William E. Cooper
William E. Cooper, Esq.